Exhibit 10.1

                              MOLDFLOW CORPORATION
                                 CASH BONUS PLAN

1. Purpose. This Plan is intended to create incentives for certain executive officers and key employees of the Company to allow the Company to attract and retain in its employ persons who will contribute to the future success of the Company. It is the intent of the Company that this Cash Bonus Plan be used for each year that the Committee determines that the establishment of an Annual Bonus Plan is beneficial for the Company and that this Plan will be modified by reference to an Annual Bonus Plan that will set out the performance parameters for each such year and the annual cash bonus goals for each executive officer and key employees participating in the Plan.

2. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth below:

      2.1 "Annual Bonus Target Award" shall mean, for any Participant, that award made under the Company's Annual Bonus Plan.

      2.2 "Annual Bonus Plan" shall mean the annual cash bonus objectives and awards established in any fiscal year by the Committee and which shall be governed by the terms of this Cash Bonus Plan.

      2.3 "Award" shall mean, for any Participant, actual payment in cash following the completion of the Performance Period.

      2.4 "Committee" shall mean those members of the Compensation Committee of the Board of Directors of the Company who are "non-employee directors" as such term is defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

      2.5 "Company" shall mean Moldflow Corporation.

      2.6 "Effective Date" shall mean July 1, 2005.

      2.7 "Fiscal Year" shall mean the fiscal year of the Company, which is the 12-month period ending June 30 of each year.

      2.8 "Participant" shall mean any executive officer approved by the Committee or any key employee recommended by the Chief Executive Officer pursuant to Section 4 to participate herein with respect to a Performance Period.

      2.9 "Performance Measure" for any Performance Period shall mean one or more of the performance measures set forth in the Annual Bonus Plan.

      2.10 "Performance Period" shall mean each fiscal year of the Company. The initial Performance Period ends on June 30, 2006.

      2.11 "Plan" shall mean the Moldflow Corporation Cash Bonus Plan, as amended from time to time.

      2.12 "Target Award" shall mean, for any Participant, the target award set forth in the Annual Bonus Plan.

3. Administration. The Committee shall have sole discretionary power to interpret the provisions of this Plan, to administer and make all decisions and exercise all rights of the Company with respect to this Plan. The Committee shall have final authority to apply the provisions of the Plan and determine, in its sole discretion, the amount of the Awards to be paid to Participants hereunder and shall also have the exclusive discretionary authority to make all other determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to benefits hereunder and the amount of benefits to be paid from the Plan. The Committee's exercise of this discretionary authority shall at all times be in accordance with the terms of the Plan and shall be entitled to deference upon review by any court, agency or other entity empowered to review its decision, and shall be enforced provided that it is not arbitrary, capricious or fraudulent.

4. Eligibility. For each Performance Period, those executive officers approved by the Committee and key employees recommended by the Chief Executive Officer shall be Participants. The selection of an individual to be a Participant in any one Performance Period does not entitle the individual to be a Participant in any other Performance Period. A newly hired executive may be eligible to be selected as a Participant at the discretion of the Committee. Any Participant who is not a Participant for the entire Performance Period, including a newly hired or promoted Participant, shall receive a pro rated Target Award based on his or her period of participation.


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5. Performance Measure and Awards

         5.1 Performance Measure. Within the first 90 days of a Performance Period, the Committee shall establish the Annual Bonus Plan. Such Annual Bonus Plan shall be set forth in an exhibit to the Plan that shall be retained in the records of the Company.

         5.2 Nature of Awards. The Target Awards granted under this Plan shall be used solely as a device for the measurement and determination of certain compensation to be paid to each Participant as provided herein. Awards shall not constitute or be treated as property or as a trust fund of any kind until they are paid out in the form of cash.

6. Payments.

         6.1 Committee Certification. Following the annual financial statement audit with respect to any Performance Period, the Committee shall review the results of operations in light of the Performance Measures set forth in the Annual Bonus Plan and shall recommend the Awards to be granted to each Participant. Notwithstanding the foregoing, the Committee retains the discretion to increase Awards and to provide for payment of Awards even if any Performance Measure has not been met for any Performance Period.

7. Forfeiture. If during a Performance Period a Participant that is not a party to an employment agreement with the Company is terminated for any reason, or voluntarily terminates his or her employment, he or she will lose any right to receive any Awards not yet paid.

8. Amendment or Termination of Plan. The Compensation Committee may amend or terminate this Plan at any time or from time to time.

9. Limitation of Company's Liability. Neither the Company nor any person acting on behalf of the Company shall be liable for any act performed or the failure to perform any act with respect to this Plan, except in the event that there has been a final judicial determination of willful misconduct on the part of the Company or such person. The Company is under no obligation to fund any of the payments required to be made hereunder in advance of their actual payment or to establish any reserves with respect to this Plan. Any benefits which become payable hereunder shall be paid from the general assets of the Company. No Participant, or his or her beneficiary or beneficiaries, shall have any right, other than the right of an unsecured general creditor, against the Company in respect of the benefits to be paid hereunder.

10. Withholding of Tax. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder shall be subject to the withholding of such amounts as the Company reasonably may determine that it is required to withhold pursuant to applicable federal, state or local law or regulation.

11. Assignability. Except as otherwise provided by law, no benefit hereunder shall be assignable, or subject to alienation, garnishment, execution or levy of any kind, and any attempt to cause any benefit to be so subject shall be void.

12. No Contract for Continuing Services. This Plan shall not be construed as creating any contract for continued services between the Company and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee of the Company.

13. Governing Law. This Plan shall be construed, administered, and enforced in accordance with the laws of the Commonwealth of Massachusetts, USA.

14. Non-Exclusivity. The Plan does not limit the authority of the Company, the Committee, or any subsidiary of the Company, to grant Awards or authorize any other compensation under any other plan or authority, including, without limitation, Awards or other compensation based on the same Performance Measure used under the Plan.



Approved by the Compensation Committee of the Board of Directors on September 28, 2005.

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